Exhibit 10.10.1
FEDERAL HOME LOAN BANK OF PITTSBURGH
TEMPORARY INCENTIVE COMPENSATION PLAN
EXECUTIVE OFFICERS AND KEY EMPLOYEES
(Effective 1/1/09)
I.	EFFECTIVE DATE

This Temporary Incentive Plan (“Temporary Plan” or “Plan”) of the Federal Home Loan Bank of Pittsburgh is established effective as of January 1, 2009. Temporary Plan Awards (“Awards”) may be paid for each Plan Year (January 1 to December 31, except as otherwise described below) in accordance with the provisions of this Plan. Unless the Board approves renewal of the Temporary Plan, the Plan will terminate on December 31, 2009.

II.	PURPOSE AND OBJECTIVES

The Temporary Plan is designed to retain and motivate executive officers and other key Bank employees during a period in which the Bank’s financial condition is below its typical performance level in terms of earnings generation, dividend paying capacity and ability to repurchase excess capital stock.

III.	PLAN ADMINISTRATION

The Plan is administered by the President, the Human Resources Committee of the Board of Directors (the “Committee”) and the Board of Directors (the “Board”).
A.	Responsibilities of the President
The President will provide recommendations to the Committee and the Board regarding Plan participation, Bank performance goals, Bank achievements and Awards for the members of the Bank’s Management Committee. The President is responsible for approval of: Plan participation; performance goals; Bank achievements and Awards for staff below the Management Committee level.
B.	Responsibilities of the Committee
The Committee will review all Plan recommendations and revisions (including all performance goals and Awards) from the President and present final recommendations to the Board for its approval. In addition, the Committee will review the performance of the President and Management Committee members and make recommendations regarding any Award payouts under the Plan.
C.	Responsibilities of the Board
The Board will review and approve as appropriate all recommendations from the Committee and the President.

IV.	ELIGIBILITY

The Bank’s executive officers and other key Bank staff members are eligible to participate on the terms described in this Temporary Plan. Eligibility is reviewed each year that the Temporary Plan is in effect to assure continued appropriateness, and participants are notified by Human Resources of their participation in the Plan. Upon designation as a participant, each participant will be provided a copy of the Plan.

V.	TEMPORARY INCENTIVE AWARD OPPORTUNITY LEVELS

A summary of the Temporary Plan Award levels is attached as Attachment A. Each participant shall be provided with a separate document showing his/her level of participation in the Plan.

VI.	PERFORMANCE MEASURES

The Plan Year for the base incentive award opportunity shall mean the annual period ending December 31. With respect to the financial performance goal and the additional incentive award opportunity, Plan Year shall mean the period ending December 31, 2011. The Plan goals can be both quantitative and qualitative. The terms of a specific goal as approved by the Board establish the performance measurement standards.

Certain positions have a greater and more direct impact than others on the achievement of Bank performance. Those differences are recognized by varying the incentive opportunity, expressed as a percentage of a participant’s base salary. For executive management and various other positions in the Bank, generally the greater the control and influence a participant can exert over Bank goals, the larger a portion of their incentive Award will be based on Bank performance. Goals may be related solely to one individual, or may relate to a group of two or more individuals whose efforts are required to produce the results. Performance measures for individual goals will be established by the applicable department head.

In general, goals requiring attainment of specified performance or completion of specified tasks and activities shall not be considered as having been met when the actual performance as measured by completion of the activities has not been attained.

VII.	AWARD DETERMINATION

Until a determination of an Award payment has been made by the Board and a participant has met all applicable requirements under the Plan, no participant has a vested right to any Award under the Plan. At the conclusion of the applicable Plan Year, the President, after considering the Bank’s performance against the Bank goal(s), shall recommend to the Committee and the Board the Plan Awards to be paid to the Management Committee members, excluding the President. The President is responsible for approval of specific Awards to be paid to staff members below the Management Committee level.

Unless otherwise directed by the Board or otherwise set forth in this Plan, payments of Awards under the Plan shall be made as soon as possible after the Board has made a determination regarding the payment of Awards, but no later than 2 1/2 months after the close of the applicable Plan Year. Appropriate provisions shall be made for any taxes that the Bank determines are required to be withheld from any Awards under the applicable laws or other regulations of any governmental authority, whether federal, state or local. The payment of any Award shall be subject to such obligations, terms and conditions as the Committee or the Board may specify in making the Award and, in exercising its discretion to make any Award determination hereunder, the Board may choose to consider factors such as overall Bank financial performance, operating environment and other relevant considerations. Acceptance of any Award shall constitute agreement by the participant to all obligations, terms, conditions and restrictions so imposed.

A participant who is on formal corrective action for performance at any time during the Plan Year will be ineligible to receive any payment of an Award. In order for any Award payment to be made, the most recent examination by the Federal Housing Finance Agency of the participant’s area(s) of responsibility must not have identified any unsafe or unsound practice or condition. Participants who terminate employment with the Bank for any reason, other than death, disability or retirement prior to the Award payout date will not be eligible for an Award. Participants who are hired prior to July 1 during the Plan Year or whose employment ends due to involuntary termination (excluding involuntary termination for cause), death, disability or retirement prior to the Award payout date may be eligible to be considered for a pro-rated Award.[1] Each payment of an Award under this Plan shall be from the general assets of the Bank.

VIII.	TERMINATION OR AMENDMENT

The Plan, in whole or in part, may at any time or from time to time be amended, suspended or reinstated and may at any time be terminated by action of the Board. The Board has the power and authority to construe, interpret and administer the Plan. Any decision arising out of or in connection with the construction, interpretation or administration of the Plan will lie within the Board’s absolute discretion and will be binding on all parties.
Attachments

[1]	Retirement for purposes of this Plan is defined as 60 years of age or older with at least 10 years of service or 65 years of age or older regardless of service. “Involuntary termination” shall exclude termination for cause and shall include a “resignation for good reason” as defined by the IRS 409A Regulations.

Attachment A—Award Levels
Management Committee and Former Level C of VIP
2009 Base Temporary Plan Incentive Awards

Cap
CEO	Up to 20%

Other Executives	Up to 18%

Other Participants (formerly in Level C of the VIP)	Up to 15%
Additional Temporary Plan Incentive Award Opportunity

Additional
Incentive
CEO	Up to 35% annually

Other Executives	Up to 22% annually

Other Participants (formerly in Level C of the VIP)	Up to 15% annually

The additional award opportunity is cumulative each year during the period in which the Temporary Plan and the additional incentive award financial performance goal remain in effect.

Attachment B—Temporary Incentive Plan Goals
Management Committee and Former Level C of VIP
2009 Base Incentive Award Opportunity Bank Operational Goals
Five (5) operational goals as follows:
1.	Enhancing the loan-level analysis and incorporate a security modeling tool named Loan Performance into the OTTI evaluation.

2.	Simplifying the business to include simplifying product offerings and operating activities, simplifying debt financing and analyzing the use of derivative products.

3.	Evaluate and renovate capital framework.

4.	Identify and implement critical aspects of the risk management practices and metrics.

5.	Complete activities related to Federal Housing Finance Agency initiatives.
Each goal shall be supported by a detailed project plan specifying the key objectives, deliverables, milestones and completion dates. In exercising its sole discretion for any award payout, the Board as noted on Attachment A may adjust downward the amount of the payout based on the results of the above five goals. Additionally, the Board may take into consideration other factors that it deems appropriate when reviewing and approving any recommended payouts under the Temporary Plan.
Additional Incentive Award Opportunity Goal—Bank Financial Performance
Following the calendar year in which the Bank: 1) makes dividend payments in two (2) consecutive quarters and 2) repurchases excess capital stock in two (2) consecutive quarters, participants will be eligible to receive an additional incentive award. The additional award opportunity is cumulative each year during the period in which the Temporary Plan and the additional incentive award financial performance goal remain in effect, subject to the Board making any additional grant. Unless otherwise modified or terminated by the Board, the Plan Year during which this financial performance goal is in effect shall run from January 1, 2009 through December 31, 2011.
In exercising its sole discretion for any award payout, the Board as noted on Attachment A may adjust downward the amount of the payout. Additionally, the Board may take into consideration other factors that it deems appropriate when reviewing and approving any recommended payouts under the Temporary Plan.